Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation in this registration statement on the Post Effective Amendment on form SB-2 our report, which relies in part on the report of other accountants, dated February 28, 2001 on the financial statements of NUWAVE Technologies, Inc. as of December 31, 2000 and for each of the years in the two-year period ended December 31, 2000 and the cumulative amounts for the period from July 17, 1995 (inception) to December 31, 2000. We also consent to the reference to our firm under the caption "Experts."

/s/ Richard A. Eisner & Company, LLP

Richard A. Eisner & Company, LLP

Florham Park, New Jersey
August 21, 2001


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